Memorandum


     To: File

     CC: Nancy Giunta

     From: Kathy Bakon

     Date: February 6, 1995

     Subject: Assignment of Vista Montana from KIP 2 to KIP

     Please let this memo serve as an Assignment of interest from Krupp Insured Plus - II Limited Partnership to Krupp Insured Plus Limited Partnership in the documents dated June 7, 1993 between VM Associates Limited Partnership and Krupp Insured Plus -II Limited Partnership. All documents prior to this were assigned via an Assignment dated July 12, 1988 by and between Krupp Insured Plus-II Limited Partnership, and Krupp Insured Plus Limited Partnership.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers effective as of June 7, 1993.

ASSIGNOR: KRUPP INSURED PLUS -II Limited Partnership


By:



ASSIGNEE: KRUPP INSURED PLUS - I Limited Partnership


By: